Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Signs Agreement to Acquire Natural Gas and Liquids Properties in the Piceance Basin in Colorado

Houston – September 16, 2014 - (Business Wire) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas, oil and natural gas liquids (“NGLs”) assets in the Piceance Basin in Colorado for a purchase price of $525 million from Bill Barrett Corporation. The properties consist of approximately 12,000 net acres that are currently producing approximately 67 MMcfe per day, after consideration of ethane rejection, with approximately 76% natural gas, 5% oil and 19% NGLs. The effective date of the acquisition is July 1, 2014 and the Company anticipates closing this acquisition on or before October 1, 2014.

Scott W. Smith, President and Chief Executive Officer, commented, “With this acquisition we are acquiring the balance of the working interest in properties where we first established a non-operated position in December of 2012. We will be taking over operations of 950 producing wells in a very large, prolific natural gas basin with an established infrastructure in place and multiple pipeline outlets to market our production. As the operator and majority interest owner in the assets, we can now govern the pace of development of both recompletion opportunities and development drilling projects to take advantage of positive changes in market conditions. This is an excellent addition to our Rockies natural gas platform and we look forward to continuing to grow in this area in the future.”

Richard A. Robert, Executive Vice-President and Chief Financial Officer, added, “We are anticipating significant benefits from this transaction including improved distribution coverage and accelerating our ability to resume our slow and steady distribution growth policy.”
Highlights of the acquisition include:

•	Immediately accretive to distributable cash flow at closing;

•	Estimated reserve life of approximately 16 years based on internally estimated proved reserves of approximately 389 Bcfe (79% proved developed and 77% natural gas);

•	Current net production of approximately 67 MMcfe/d (after consideration of ethane rejection);

•	An average working interest of 78% in approximately 950 producing wells, 119 recompletion projects and 94 proved undeveloped vertical drilling locations;

•	Projected proved developed production three-year average annual decline rate of approximately 11%;

•	LOE costs forecasted to average approximately $0.80 per Mcfe over the next three years and production and ad valorem taxes forecasted at 5% of revenue;

•
Forecasted natural gas realization of 80% of NYMEX Henry Hub, oil differential of $(12.00) per Bbl off of WTI and an average NGL realization of 47% of WTI (after consideration of ethane rejection); and

•	Vanguard has hedged a portion of the natural gas production through 2017 and intends to opportunistically hedge the remaining expected natural gas, oil and NGL production for 2015 through 2017.

The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility. Vanguard is currently going through its semi-annual borrowing base redetermination to include the recently acquired assets in North Louisiana and East Texas and the pending Piceance assets, and expects that after closing, will have ample liquidity to continue its growth through acquisitions strategy.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com